SUB-ITEM 77Q1(f)

Filed in Response to N-SAR filing 77K
Reg S-K Item 304(a)(3) Requirement

July 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Allegiant Funds and Allegiant Advantage Fund (copies attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, and are in agreement with the statements concerning our Firm in such Item 77K. We have no basis to agree or disagree with other statements of the registrants contained therein.

Very truly yours,

/s/ Ernst & Young LLP
Ernst & Young LLP